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                                                                   Exhibit 12.01


                                GENERAL HOST CORPORATION
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                       1995         1994         1993         1992         1991
                                       ----         ----         ----         ----         ----
Earnings:

Income (loss) from continuing
   operations before income taxes     ($4,964)     $ 7,685     ($53,906)     $ 1,005      $14,601
Fixed charges against earnings         31,064       29,672       31,183       30,679       24,839
Amortization of capitalized interest      217          215          182          130          129
                                      -------      -------      -------      -------      -------
       Total earnings                 $26,317      $37,572     ($22,541)     $31,814      $39,569
                                      =======      =======      =======      =======      =======


Fixed Charges:

Interest and debt                     $23,845      $22,911      $23,251      $23,232      $18,063
33 1/3% of net minimum rent expense     7,219        6,761        7,932        7,447        6,776
                                      -------      -------      -------      -------      -------
Fixed charges against earnings         31,064       29,672       31,183       30,679       24,839
Interest capitalized                       76           28          542        1,000           38
                                      -------      -------      -------      -------      -------
       Total fixed charges            $31,140      $29,700      $31,725      $31,679      $24,877
                                      =======      =======      =======      =======      =======

Excess (defiency)                     ($4,823)      $7,872     ($54,266)        $135      $14,692
                                      =======      =======      =======      =======      =======

Ratio                                    0.85         1.27        (0.71)        1.00         1.59
                                      =======      =======      =======      =======      =======

Minimum rent expense                  $21,658      $20,285      $23,798      $22,342      $20,330
                                      =======      =======      =======      =======      =======

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